Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 999-60866, 333-49766, 333-46598) of KLA-Tencor Corporation of our report dated December 20, 2007, with respect to the statements of net assets available for benefits of the KLA-Tencor 401(k) Plan as of June 30, 2007 and 2006, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, Line 4i-Schedule of Assets (held at end of year) as of June 30, 2007, which report appears in the June 30, 2007 annual report on Form 11-K of the KLA-Tencor 401(k) Plan.

/s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
December 20, 2007